Exhibit 10.20

June 23, 2020

Joe Shulman

116 Auburn Street

Newton, MA 02466

Dear Joe

Congratulations on your offer of employment with Rhythm Pharmaceuticals (also referred to in this letter as the “Company”). I am confident you will find your career with Rhythm to be filled with opportunities, challenges and rewards. We take great pride in hiring professionals who have talent, drive, creativity and commitment and we are delighted to have you join our team. Below you will find important information about our organization, your individual position, rewards and benefits.

Employment. I am pleased to offer you the position of Senior Vice President, Technical Operations, beginning on July 27, 2020 (the “Start Date”), reporting to Hunter Smith, Interim President & CEO. You will be responsible for performing the duties associated with the position above or as the Company may otherwise assign to you. Your primary place of employment will initially be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and all applicable laws and regulations.

Base Salary. During your employment, your salary will be $375,000 annualized, subject to all required and elected taxes and other withholdings. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus. Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus. Your target annual incentive bonus opportunity shall be 30% of your annualized base salary.

Signing Bonus. The Company will pay you a one-time cash signing bonus of $60,000 at the first regularly scheduled payroll period of the Company which occurs after your Start Date. Voluntary termination (unless following a Change of Control) or termination for cause within the first twenty-four (24) months of employment will require repayment by you of such signing bonus, payable to Rhythm within 90 days of the termination date.

Equity Grant. Subject to and upon the approval of the Board of Directors of the Company after your Start Date, the Company shall grant to you a stock option (the “Option”) under the Company’s 2017 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase 85,000 shares (subject to any adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations that are effected at any time during the period commencing after the date of this offer letter and ending on the grant date of the Option, the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price equal to fair market value of the Common Stock, as determined by

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the Board of Directors of the Company, on the date of the grant of the Option (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement.

Subject to the terms and conditions set forth below in this letter of employment and unless the Board of Directors of the Company shall otherwise determine on the Grant Date, the Option shall be exercisable for twenty-five percent (25%) of the Option Shares as of the first anniversary of your Start Date, and the remainder of the Option Shares shall become exercisable thereafter in a series of twelve (12) equal quarterly installments until such Option shall have become fully vested and exercisable.

Upon termination of your employment with the Company, you may exercise the Option to the extent then outstanding and exercisable, but only until the earlier to occur of (i) the expiration of the term of the Option and (ii) the expiration of the limited period of time set forth in the Plan and/or your stock option agreement for the exercise of the Option following termination of your employment with the Company.

Any Option Shares you acquire pursuant to the exercise of the Option shall be subject to the terms and restrictions on transfer set forth in the Plan, your stock option agreements and any other agreement to which you shall become, or are required to become, a party pursuant to the terms of the Plan.

You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors. The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.

Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation. You will be eligible to annual paid vacation of four (4) weeks, accrued over the course of the year and prorated based on your start date. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time. The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Severance. If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a release acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below), the Company will provide severance pay to you in an amount equal to your then-current base salary rate for a period of nine (9) months (the “Regular Severance Amount”). However, if such a Qualifying Termination occurs on or prior to the first anniversary of the Start Date, the Regular Severance Amount will be an amount equal to your then-current base salary rate for a period of twelve (12) months.

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If there is a Qualifying Termination within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control (as such term is defined in the Plan), then, subject to your execution of a Release following your Separation from Service (as defined below), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will, in lieu of the Regular Severance Amount, provide you with severance pay in an amount (the “Change of Control Severance Amount”) equal to your then-current base salary rate for a period of twelve (12) months plus an amount equal to 100% of your then-applicable target annual incentive bonus for the fiscal year in which such Qualifying Termination occurs, which then-applicable target annual incentive bonus amount shall be payable by the Company in equal installments during such twelve (12) month period at the same time that the Company is required to make payment of such monthly base salary payments during such twelve (12) month period.

Any severance amount to which you may be entitled under this letter will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices, beginning on the first payroll date following the date that is either (i) sixty (60) days after the date of your Separation from Service, or (ii) in the case of a Separation from Service that is a Qualifying Termination that occurs within the three (3) months immediately preceding a Change of Control, sixty (60) days after the date of such Change of Control, provided that, in the case of either of the foregoing clauses (i) and (ii), the Company, in its sole discretion, may have the option to pay any such severance amount to you as a lump sum. To be eligible for either the Regular Severance Amount or the Change of Control Severance Amount, as applicable, you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days of your Separation from Service or, if later, within thirty (30) days of a Change of Control giving rise to a Change of Control Severance Amount entitlement.

In addition, if following your Separation from Service, you are eligible for and timely elect continued medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

If the Qualifying Termination occurs at any time within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control, then each outstanding equity award in the Company held by you (including, without limitation, the Option) shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of equity of the Company subject thereto. The foregoing provisions of this paragraph shall apply notwithstanding anything express or implied to the contrary in any agreement or award between you and the Company, or in any plan of the Company, that is applicable to such outstanding equity award.

409A Matters.Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), becomes payable upon the

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occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code.

Withholding Taxes. All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

280G Matters.If any payment or benefit you would receive under this letter, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with your choice of whether to reduce cash payments or stock option compensation or both) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

Definitions

Separation from Service. For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code. Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein.

Cause. “Cause” shall mean the occurrence of any of the following events by the individual: (i) commission of any crime involving the Company, or any crime involving fraud, breach of trust, or physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) repeated and willful failure to perform the duties, functions and responsibilities of the individual’s position after a written warning from the Company.

Good Reason. “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material diminution in the nature or scope of your responsibilities, duties, authority, or title; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary

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reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty-five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Executive Officer, President, or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period. “Good Reason” shall also mean your resignation, at your sole discretion, on the one-year anniversary of a Change of Control from all positions you then hold with the Company or its successor if by that date you have not entered into a written letter or agreement with the Company or such successor that provides for your continued employment with the Company or such successor. For purposes of clarification, any Qualifying Termination that occurs on the first anniversary of a Change of Control shall be deemed and treated as occurring within the twelve (12) months immediately following a Change of Control for all purposes of this letter.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. At or prior to the Start Date, you shall execute and deliver for the benefit of the Company the Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A.

At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter. This letter supersedes all prior understandings, whether written or oral, with respect to the subject matter of this letter.

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Joe, I look forward to working with you as part of the Rhythm team. Please indicate your acceptance of this letter of employment by signing a copy of this offer letter and returning it to us by Monday, June 29, 2020.

Sincerely,
/s/ Hunter Smith
Hunter Smith
Interim President & Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Rhythm. I am not relying on any representations other than those set forth above.

/s/ Joe Shulman	24JUN2020
Joe Shulman	Date

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June 23, 2020

EXHIBIT A

EXECUTED NDA

[See attached]